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                                                                    Exhibit 99.3


FOR MORE INFORMATION CALL:
Glenn W. Peters, Corporate Vice President and Chief Financial Officer Bankers First Corporation
Augusta, Riverfront Center
One 10th Street, Suite 700
October 31, 1995 Augusta, GA  30907
FOR IMMEDIATE RELEASE (706) 849-3235


                 BANKERS FIRST ANNOUNCES MERGER WITH SOUTHTRUST

         Bankers First Corporation and SouthTrust Corporation today announced the signing of a definitive merger agreement. Bankers First will be acquired by SouthTrust Corporation and will be merged with SouthTrust of Georgia, Inc.

         Under the terms of the definitive agreement, all outstanding shares and options of Bankers First common stock will be acquired by SouthTrust Corporation in exchange for SouthTrust common stock and options. The exchange ratio is 1.126 shares of SouthTrust common stock for each share of Bankers First common stock, subject to possible adjustment in certain circumstances. The transaction would be valued at approximately $149 million, or $28.50 per Bankers First Corporation share based on the closing price of SouthTrust Corporation common stock on October 31, 1995. The value of the transaction is approximately 157% of Bankers First tangible equity or 150% of equity as of September 30, 1995, assuming all outstanding options are exercised.

         "We are pleased to be affiliated with SouthTrust. Through this affiliation we believe our shareholders will realize enhanced value through the growth opportunities afforded by a $20 billion banking organization. The SouthTrust affiliation will also continue to provide the outstanding level of banking services to our customers," commented H. M. Osteen, Jr., Chairman and Chief Executive Officer of Bankers First Corporation.

         Thomas H. Coley, Chairman and Chief Executive Officer of SouthTrust Bank of Georgia commented, "Bankers First has a strong history in Georgia providing first rate customer service within a community banking atmosphere. This style fits the SouthTrust culture well and we look forward to working with Bankers First's employees to help us carry on that tradition."

         The definitive agreement is subject to certain conditions including approval of Bankers First shareholders and regulatory approval. The transaction is intended to be accounted for as a pooling of interests and to be a tax free exchange for stockholders of Bankers First. In connection with the transaction Bankers First granted to SouthTrust Corporation an option for 19.9% of its common stock.

         SouthTrust Bank of Georgia is a subsidiary of SouthTrust Corporation, a $20 billion bank holding company headquartered in Birmingham, Alabama. SouthTrust Corporation operates banks with more than 400 branches in Alabama, Georgia, Florida, Mississippi, Tennessee and the
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Carolinas.  SouthTrust Bank currently has more than $4 billion in assets in
Georgia and operates 95 branches in 13 Georgia counties. SouthTrust Corporation's common stock is traded on the Nasdaq Stock Market using the symbol SOTR.

         Bankers First Corporation is a financial services company principally serving the Augusta and northwest Georgia (Rossville/Chattanooga, TN) markets with 25 banking offices and 27 automated teller machines. The Company's common stock is traded on the Nasdaq Stock Market using the symbol BNKF. The abbreviation found in most newspaper listings is "Bankers First."